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                                   EXHIBIT 20

                                FERRO CORPORATION

                           Consolidated Balance Sheets
             As of March 31, 1997 (Unaudited) and December 31, 1996

                        Consolidated Statements of Income
                           For the Three Months Ended
                       March 31, 1997 and 1996 (Unaudited)

                      Consolidated Statements of Cash Flows
                           For the Three Months Ended
                       March 31, 1997 and 1996 (Unaudited)


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CONSOLIDATED BALANCE SHEET
FERRO CORPORATION AND SUBSIDIARIES
MARCH 31, 1997 AND DECEMBER 31, 1996

                                                          (Dollars in Thousands)
                                                          (Unaudited)  (Audited)
ASSETS                                                        1997        1996
------                                                     ----------  ---------
Current Assets:
     Cash and Cash Equivalents                              $ 16,891    $ 14,026
     Net Receivables                                         243,647     214,131
     Inventories                                             145,008     149,343
     Other Current Assets                                     41,532      39,022
                                                            --------    --------
        Total Current Assets                                $447,078    $416,522

Investments in Affiliated Companies                            4,756       7,126
Unamortized Excess of Cost Over Net Assets Acquired           90,234      93,302
Other Assets                                                  45,806      46,135
Net Plant and Equipment                                      301,565     307,383
                                                            --------    --------
                                                            $889,439    $870,468
                                                            ========    ========
LIABILITIES
-----------
Current Liabilities:
     Notes and Loans Payable                                $ 44,227    $ 30,200
     Accounts Payable, Trade                                 119,469     113,156
     Income Taxes                                             17,242      10,597
     Accrued Payrolls                                         15,839      16,559
     Accrued Expenses and Other Current Liabilities           80,004      81,821
                                                            --------    --------
        Total Current Liabilities                           $276,781    $252,333

Long-Term Debt                                               104,867     105,308
ESOP Loan Guarantee                                           20,224      22,592
Deferred Income Taxes                                         23,179      23,391
Postretirement Liabilities                                    45,306      44,846
Other Liabilities                                             39,528      37,794
Shareholders' Equity                                         379,554     384,204
                                                            --------    --------
                                                            $889,439    $870,468
                                                            ========    ========



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CONSOLIDATED STATEMENTS OF INCOME
FERRO CORPORATION AND SUBSIDIARIES

                                                        Three Months Ended
                                                             March 31
                                                   (Unaudited)    (Unaudited)
(Dollars in Thousands)                                 1997            1996
-------------------------------------------------------------------------------
Segment Sales
      Coatings, Colors and Ceramics                $    202,545    $    195,488
      Plastics                                           59,241          63,636
      Chemicals                                          80,411          89,060
                                                   ------------    ------------
Total Net Sales                                    $    342,197    $    348,184

Cost of Sales                                           255,770         262,925
Selling, Administrative and General Expenses             57,845          58,768
                                                   ------------    ------------
      Operating Income                                   28,582          26,491

Interest Expense                                          3,030           3,322
Net Foreign Currency (Gain) Loss                         (1,397)           (267)
Other (Income) Expense - Net                              2,463           2,052
                                                   ------------    ------------
      Income Before Taxes                                24,486          21,384
Taxes on Income                                           9,292           8,233
                                                   ------------    ------------
Net Income                                               15,194          13,151

Dividend on Preferred Stock, Net of Tax                     941             931
                                                   ------------    ------------
Net Income Available to Common Shareholders        $     14,253    $     12,220
                                                   ============    ============

Per Common Share Data:
      Primary Earnings                                   $ 0.55          $ 0.45
      Fully Diluted Earnings                             $ 0.52          $ 0.43

Shares Outstanding:
      Average Outstanding                            25,931,456      26,934,790
      Average Fully Diluted                          28,243,135      29,449,994
      Actual End of Period                           25,595,936      26,676,272
-------------------------------------------------------------------------------

CONSOLIDATED  STATEMENTS  OF  CASH  FLOWS
FERRO  CORPORATION  AND  SUBSIDIARIES

                                                           Three Months Ended
                                                                March 31
                                                         (Unaudited) (Unaudited)
(Dollars in Thousands)                                       1997       1996
================================================================================
Net Cash Provided from Operating Activities                $ 28,434    $ 27,143

Cash Flow from Investing Activities:
     Capital Expenditures for Plant and Equipment            (9,048)    (12,048)
     Acquisition of Companies,  net of cash acquired              0      (5,500)
     Other Investing Activities                                 516         437
--------------------------------------------------------------------------------
Net Cash (Used for) Provided by Investing Activities         (8,532)    (17,111)
Cash Flow from Financing Activities:
     Net Borrowings (Payments) Under Short-Term Lines        (6,234)     (7,707)
     Proceeds  from  Long-Term  Debt                             11       1,615
     Principal Payments on Long-Term  Debt                     (117)        (47)
     Purchase  of  Treasury  Stock                           (5,751)     (8,795)
     Cash Dividend Paid                                      (5,053)     (4,751)
     Other Financing Activities                                 913         551
--------------------------------------------------------------------------------
Net Cash (Used for) Provided by Financing Activities        (16,231)    (19,134)
Effect of Exchange Rate Changes on Cash                        (806)        (35)
--------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents              2,865      (9,137)
Cash and Cash Equivalents at Beginning of Period             14,026      16,695
--------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                 $ 16,891    $  7,558
================================================================================
Cash Paid During the Period for:
     Interest, net of amounts capitalized                  $  1,504    $  1,245
     Income Taxes                                          $  2,477    $  4,569
================================================================================